Exhibit 10.1

SEPARATION AGREEMENT
and
GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is entered into by and between Paul Siracusa (hereinafter “Siracusa” or “Employee”), Hertz Global Holdings, Inc. and The Hertz Corporation (hereinafter “Hertz” or “the Companies”), duly acting under authority of its officers and directors.

WHEREAS, Siracusa’s employment with Hertz will end effective August 31, 2007 and;

WHEREAS, Siracusa and the Companies acknowledge the existence and enforceability of a Change In Control Agreement (“C.I.C. Agreement”) entered into by Siracusa and The Hertz Corporation in or around July 2005 and the applicability of the terms of that Agreement to the separation of Siracusa’s employment; and

WHEREAS, Siracusa is the holder of options to purchase common stock of Hertz Global Holdings, Inc. (each, an “Option”);

WHEREAS, Siracusa’s separation of employment with Hertz occurred per the terms of the C.I.C. Agreement as a resignation of Siracusa “For Good Reason,” and consequently, Siracusa is entitled to all of the benefits of the C.I.C. Agreement since the resignation is occurring within the “Protected Period” under that Agreement.

WHEREAS, the Siracusa’s separation from employment would have the effect of terminating all unvested stock options pursuant to the Hertz Global Holdings, Inc. Stock Incentive Plan; and

WHEREAS, the parties desire to resolve any disputes, claims or controversies that have arisen or may arise in regard to Siracusa’s employment and subsequent separation from the Companies;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements stated herein, which Siracusa and the Companies agree constitutes further good and valuable consideration beyond that which is provided for in the Change In Control Agreement, receipt of which is acknowledged herein, the parties stipulate and do mutually agree as follows:

1.             Upon the date (the “Early Vesting Date”) that is the later to occur of (x) the Effective Date of this Agreement (as defined below) and (y) August 31, 2007, those of Siracusa’s Options that would have vested in May 2008 or May 2009 shall vest.  Siracusa understands and agrees that such Options would not normally have vested until May 2008 and May 2009, respectively, and then only if Siracusa was employed by the Company at those times.    It is further agreed that the ending of Siracusa’s employment as provided herein shall be deemed a “retirement from active service on or after the Employee reaches normal retirement age” for purposes of Section 3(b) of the option agreements governing all Options that vested on or before the Early Vesting Date, as a result of which such vested Options (that is, the options vested in May 2007 and the options that will vest pursuant to this Section 1) shall be exercisable for a period of 180 days following the expiration of the “Lock Up Period” as defined in the Lock Up Agreement delivered by  Siracusa to Goldman, Sachs & Co., Lehman Brothers, Inc and Merrill Lynch, Pierce, Fenner and Smith Incorporated, as representatives of the underwriters of the June 2007 secondary public offering of Hertz Holdings’ common stock; following the end of such 180 day period, any such Options remaining unexercised shall be cancelled.

The parties agree that the combined Options referenced which will vest per the terms of this Agreement are as follows:  Two Hundred Thousand  (200,000)  Options constituting the cumulative of the 20% to have been vested in May 2008 and the additional 20% to have been vested in May 2009 at the strike price of $4.56;  Eighty Thousand (80,000) Options constituting the cumulative of the 20% to have been vested in May 2008 and the additional 20% to have been vested in May 2009 at the strike price of $9.56; and Eighty Thousand Options (80,000) constituting the cumulative of the 20% to have been vested in May 2008 and the additional 20% to have been vested in May 2009 at the strike price of $14.56.   The parties also agree that at the time of notification of Siracusa’s resignation, the stock was trading at over $22.00 per share.  Any other unvested Options held by Siracusa other than those that were to vest in May 2008 and May 2009 shall be governed by the terms of the individual stock option agreements evidencing the award of such Options and be canceled.

2.             Section 5.1(a) of the C.I.C. Agreement shall be modified and amended to provide that Siracusa shall receive his full bonus for calendar year 2007, specifically the sum of $382,200.00, no later than 30 days following August 31, 2007, the agreed upon date of his termination.  Such sum will be used in computing Siracusa’s 2007 salary and bonus for purposes of determining his pension benefits.

3.             Pursuant to Section 5.1(b) of the C.I.C. Agreement, the Company shall pay Siracusa the amount of $2,869,707.00, less deductions required by law, no later than 30 days following August 31, 2007.

4.             Section 5.1(c) of the C.I.C. Agreement shall be modified and amended to provide that Siracusa will receive the standard LTIP payments for 2007 ($300,000.00) and 2008 ($340,000.00) and such payments shall be made no later than 30 days following August 31, 2007.

5.             The first sentence of Section 5.1(e)(i) of the C.I.C. Agreement shall be modified and amended to provide the following:  “Through July 17, 2012, the Employer shall maintain in full force and effect (or otherwise provide) with respect to the Executive and Executive’s spouse, all health benefits upon the same terms and to the same extent that the benefits were in effect, immediately prior to the Termination Date.”

6.             Section 5(g) of the C.I.C. Agreement shall be modified and amended to provide that “Executive shall, no later than 30 days following August 31, 2007,  receive the sum of $25,000.00 to use for outplacement assistance or in any other manner as Executive sees fit.”

7.             Section 8 of the C.I.C. Agreement shall be null and void.

8.             The Company desires that Siracusa be available to generally answer questions, assist the new CFO and Controller, and to otherwise maintain management continuity during the one year period following Siracusa’s resignation.  Accordingly, they shall enter into a consulting agreement, commencing September 1, 2007,  providing, inter alia,  that Siracusa will be paid the sum of $120,000.00, less deductions required by law.  Siracusa shall invoice the Company on a monthly basis in equal installments.  During the consulting period, Siracusa shall be available for up to twenty hours on average per month at times mutually convenient for the parties, to provide such consulting services. Additionally, the Company shall pay Siracusa pre-approved expenses incurred in connection with such consulting services.

9.             In exchange for receiving all of the benefits described above, Siracusa does for himself and his heirs, executors, administrators, successors, and assigns, hereby release, acquit, and forever discharge and hold harmless the Companies and its divisions, subsidiaries, affiliated companies, successors, assigns, officers, directors, shareholders, employees, benefit and retirement plans (as well as trustees and administrators thereof), agents and heirs, assigns and successors, past and present, of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which Siracusa has, had or could have asserted, known or unknown, at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, including without limitation; · any and all claims for any additional severance pay, vacation pay, bonus or other compensation;  any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any claim regarding the interpretation or enforcement of Section 3 of the C.I.C. Agreement; any claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991;  the Americans with Disabilities Act; the  Age Discrimination in Employment Act;  the New Jersey Law Against Discrimination; or under any other state, federal, local or common law, with respect to any event, matter, claim, damage or injury arising out of his employment relationship with the Companies, and/or the separation of such employment relationship, and/or with respect to any other claim, matter, or event, from the beginning of the world to the date of execution of this Agreement.

The only exceptions to this Separation Agreement and General Release of All Claims are with respect to retirement benefits which may have accrued and vested to the date of Siracusa’s employment termination, COBRA rights, enforcement of this Agreement, any claims under applicable workers’ compensation laws and the enforcement of the C.I.C. Agreement, all of the terms of which and benefits provided by the C.I.C. Agreement remain in full force and effect except as expressly modified by this Agreement.

Nothing in this Agreement shall be construed to prohibit Siracusa from filing any future charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect Siracusa’s right to engage in such conduct.  Notwithstanding the foregoing, Siracusa waives the right to obtain any relief from the EEOC or recover any monies or compensation as a result of filing a charge or complaint.  In addition to agreeing herein not to bring suit against the Companies, Siracusa agrees not to seek damages from the Companies by filing a claim or charge with any state or governmental agency.

10.           The Companies, for themselves, and their divisions, subsidiaries, affiliated companies, successors, assigns, officers, directors, shareholders, employees, benefit and retirement plans (as well as trustees and administrators thereof), forever discharge and hold harmless Siracusa, his heirs, executors, administrators, successors and assigns, of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which they have, had or could have asserted, known or unknown, at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, with respect to any event, matter, claim, damage or injury arising from the beginning of the world to the date of execution of this Agreement.

11.           Siracusa shall return to the Company all company property and “Company Information” in Siracusa’s possession or control, including but not limited to, business reports and records, client reports and records, customer information, personally identifiable information relating to others, business strategies, contracts and proposals, files, a listing of customers or clients, lists of potential customers or clients, technical data, testing or research data, research and development projects, business plans, financial plans, internal memoranda concerning any of the above, and all credit cards, cardkey passes, door and file keys, computer access codes, software, and other physical or personal property which Siracusa received, had access to or had in his possession, prepared or helped prepare in connection with Siracusa’s employment with the Companies and Siracusa shall not make or retain any copies, duplicates, reproductions, or excerpts thereof.  The term “Company Information” as used in this Agreement means (a) confidential information including, without limitation, information received from third parties under confidential conditions; and (b) other technical, business, or financial information, the use or disclosure of which might reasonably be construed to be contrary to the interest of the Company and which is not publicly available or generally known in the car or equipment rental industry other than by a breach of this Section by Siracusa.

Siracusa acknowledges that in the course of employment with the Companies, Siracusa has acquired Company Information as defined above and that such Company Information has been disclosed to Siracusa in confidence and for the Company’s use only.  Except in response to a subpoena or otherwise as required by law, Siracusa shall: (a) keep such Company Information strictly confidential; and (b) not disclose, communicate or use Company Information on Siracusa’s own behalf, or on behalf of any third party. In view of the nature of Siracusa’s employment and the nature of the Company Information which Siracusa has received during the course of employment, Siracusa agrees that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the trade secret status of Company Information and to the Company, and that, therefore, the Company shall be entitled to an injunction prohibiting Siracusa from any such disclosure, attempted disclosure, violation, or threatened violation.  The undertakings set forth in this paragraph shall survive the termination of this Agreement.

Covenant Not To Compete

Siracusa agrees and acknowledges that because of the nature of his position and the sensitive and confidential nature of the information he was privy to while at Hertz, that for a period of two years after the termination of his employment with Hertz, Siracusa agrees that he will not, as a principal, employer, stockholder, partner, agent, consultant, independent contractor, employee, or directly or indirectly in any other individual or representative capacity, in the United States or any other country:

(1)                                  Directly or indirectly engage in, continue in, or carry on a business competing with the business of the Company or any business substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm, or other form of business organization which competes with the Company.  For purposes of this Agreement the terms “competing business” and “competitor” shall be defined as any business primarily engaged in the rental or leasing of cars or heavy equipment.  Companies within that criteria include, but are not limited to, Enterprise, the Avis Budget group, Dollar Thrifty, National, Alamo (Vanguard), Advantage, Payless, Sixt and EuropeCar.

(2)                                  Consult with, advise, or assist in any way, whether or not for consideration, any corporation, partnership, firm, or other business organization which is now, becomes, or may become a competitor of the Company in any aspect of the Company’s business during Siracusa’s employment with the Company, including, but not limited to, advertising or otherwise endorsing the products of any such competitor;

(3)                                  Retain or attempt to retain, divert or attempt to divert, directly or indirectly, for himself or any other party, the services of any of the Company’s employees, who were providing services to or on behalf of the Company in the twelve month period prior to  Siracusa’s termination of employment with the Company;

(4)                                  Engage in any practice, the purpose of which is to evade the provisions of this Agreement, provided, however, that the foregoing shall not preclude the Siracusa’s ownership of not more than 2% of the equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

These Covenant Not-to Compete provisions shall be construed and enforced under the laws of the State of New Jersey.  In the event of any breach of this Covenant, Siracusa recognizes that the remedies at law will be inadequate, and that regardless of any other provision contained in this Agreement, the Companies shall be entitled to equitable remedies including injunctive relief. It is further acknowledged and agreed that the existence of any claim or cause of action shall in no way constitute a defense to the enforcement of this Covenant, and the duration of this Covenant shall be extended in an amount which equals the time period during which Siracusa is or has been in violation of this Covenant.

Siracusa agrees and acknowledges that at the time of resignation, he was earning approximately $546,000 per year in base salary and that the consideration offered for this release and covenant not to compete is adequate.  As such, Siracusa agrees that this covenant not to compete is not injurious to him and will place no undue hardship on him for the term of the restraint.

12.           Siracusa declares and represents that he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against the Companies or any of its subsidiaries, affiliates or divisions, arising out of or relating to events occurring prior to the date of this Agreement, with any federal, state or local governmental agency or court with respect to any matter covered by this Agreement.  In addition to agreeing herein not to bring suit against the Companies, Siracusa agrees not to seek damages from the Companies by filing a claim or charge with any state or governmental agency.

13.           The Company waives the notice and cure requirements of Section 4.2 of the C.I.C. Agreement.

14.           The Parties shall refrain from making any disparaging comments about the other. The Parties will not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting the other or in pursuit of a claim or other action against the other, except as required by law.

15.           Siracusa further declares and represents that no promise, inducement, or agreement not herein expressed has been made to him; that this Agreement contains the entire agreement between the parties hereto, and that the terms of this Agreement are contractual and not a mere recital.

16.           The Parties understand and agree that this Agreement shall not be considered an admission of liability or wrongdoing on either part, and that the parties deny any liability and nothing in this Agreement can or shall be used by or against either party with respect to claims, defenses or issues in any litigation or proceeding except to enforce the Agreement itself.

17.           Siracusa understands and agrees that should any provision of this Agreement other than paragraphs 1 and 3 be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term, or provision shall be deemed not a part of this Agreement.

18.           Siracusa acknowledges that he understands that he has the right to consult with an attorney of his choice at his expense to review this Agreement and has been encouraged by the Companies to do so.

19.           Siracusa further acknowledges that he has been provided twenty-one (21) days to consider and accept this Agreement from the date it was first given to him, although he may accept it at any time within those twenty-one (21) days.

20.           Siracusa further acknowledges that he understands that he has seven (7) days after signing the Agreement to revoke it by delivering to LeighAnne Baker, Senior Vice President, Chief Human Resources Officer, The Hertz Corporation, 225 Brae Boulevard, Park Ridge, New Jersey 07656, written notification of such revocation within the seven (7) day period.  If Siracusa does not revoke the Agreement, the Agreement will become effective and irrevocable by him on the eighth day after he signs it (the “Effective Date”).

21.           Siracusa acknowledges that this Agreement supersedes any and all prior Agreements between the parties (except the Change In Control Agreement entered into between Siracusa and Hertz in July 2005, [except as the C.I.C. Agreement is expressly modified in this Agreement] and all retirement and employee benefit plans referred to therein), be they orally or in writing and may not be changed, modified, or rescinded except in writing, signed by all parties hereto and any attempt at oral modification of this Agreement shall be void and of no force or effect.

22.           This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between them.

23.           Siracusa acknowledges that he has carefully read this Agreement and understands all of its terms, including the full and final release of claims set forth above and enters into it voluntarily.

IN WITNESS HEREOF, and intending to be legally bound hereby, I have hereunto set my hand.

WITH MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL

AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

I FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND THAT I HAVE BEEN ENCOURAGED BY HERTZ TO DO SO.

I ALSO ACKNOWLEDGE THAT I HAVE BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT AND THAT I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO LEIGHANNE BAKER, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF MY REVOCATION.

/s/ PAUL SIRACUSA
PAUL SIRACUSA

Date: August 2, 2007

THE HERTZ CORPORATION		HERTZ GLOBAL HOLDINGS, INC.

BY:	/s/ Harold E. Rolfe	BY:	/s/ Mark P. Frissora

Date: August 2, 2007		Date: August 2, 2007